Exhibit 3.178
[ILLEGIBLE STAMP]
State of Alabama
Domestic Limited Liability Company
Articles of Organization Guidelines
Instructions:

Step 1:	The name of the Limited Liability Company must contain the words Limited Liability Company, LLC or L.L.C.

Step 2:	File the original and two copies of the Articles of Organization in the county where the LLC’s registered office is located. The Secretary of State’s filing fee is $40. Please contact the Judge of Probate to verify the probate filing fee.
Pursuant to the Alabama Limited Liability Company Act, the undersigned hereby adopts the following Articles of Organization.

Article I	The name of the Limited Liability Company: Autauga County Landfill, LLC

(Your company title must end with the words Limited Liability Company, L.L.C. or LLC)

Article II	The duration of the Limited Liability Company is perpetual

Article III	The Limited Liability Company has been organized for the following purpose(s):
non-hazardous solid waste management

Article IV	The street address (NO PO BOX) of the registered office: 2000 Interstate Park Drive, Suite 204, Montogemery, Alabama 36109 and the name of the registered agent at that office: The Corporation Company

Article V	The names and addresses of the initial member(s), and organizer (if any):

Allied Waste North America, Inc., Sole Member

15880 N Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260

(Attach additional sheets if necessary.)

Article VI	If the Limited Liability Company is to be managed by one or more managers, list the names and addresses of the managers who are to serve until the first annual meeting of the members or until their successors are elected and qualified.
n/a

     Any provision that is not inconsistent with the law for the regulation of the internal affairs of the Limited Liability Company is permitted to be set forth in the operating agreement of the LLC.
     IN WITNESS THEREOF, the undersigned members executed these Articles of Organization on this the 4th day of September, 2003.
THIS DOCUMENT PREPARED BY:

[ILLEGIBLE]	/s/ Jo Lynn White
Signature of Member/Organizer